Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES RECORD RESULTS

—Increasing 2011 Earnings Estimate to $2.30 — $2.34 Per Diluted Share—

Berwyn, PA, July 26, 2011 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that established quarterly records for sales, operating income, net income and diluted earnings per share. In addition, backlog at June 30, 2011 was $948 million – an all time high.

AMETEK’s second quarter 2011 sales of $758.8 million were up 28% over the $591.9 million reported in the second quarter of 2010. Operating income for the second quarter of 2011 was $157.0 million, a 36% increase from $115.6 million recorded in the same period of 2010. Operating margins improved 120 basis points to 20.7% in the second quarter of 2011. Net income in the second quarter of 2011 increased 40% to $94.1 million, or $0.58 per diluted share, from the second quarter 2010 level of $67.4 million, or $0.42 per diluted share.

“AMETEK had a great second quarter. Orders were up 24% to $797 million in the quarter with particular strength in our long cycle process, power and aerospace markets. Sales were up 28% on the strength of the order input and the contributions from acquisitions completed during the last year. Our focus on Operational Excellence, coupled with the higher sales, resulted in record earnings for the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with operating cash flow totaling $115 million for the quarter, an increase of 30% over the second quarter of 2010,” continued Mr. Hermance.

For the first half of 2011, AMETEK sales increased 29% to $1.48 billion from $1.15 billion in the same period of 2010. Operating income increased 42% to $309.0 million, from $218.0 million earned in the first half of last year. Net income for the first half of 2011 was $184.6 million, up 47% from $125.3 million in the same period of 2010. Diluted earnings per share were $1.14 for the first half of 2011, up 46% from $0.78 per diluted share in the first half of 2010.

Electronic Instruments Group (EIG)
For the 2011 second quarter, EIG sales increased 31% to $407.4 million. Operating income was $101.5 million, compared with $73.7 million in the second quarter of 2010, an increase of 38%. Operating margins for the quarter increased 110 basis points to 24.9% as compared to 23.8% in the second quarter of 2010.

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AMETEK ANNOUNCES RECORD RESULTS

“EIG had an excellent second quarter. Strong core growth resulted from the continuing strength in our Process, Power and Industrial businesses. As expected, our oil and gas businesses showed sizable strength. The recent Atlas Materials Testing Technology acquisition also contributed to the revenue increase. This higher revenue, coupled with a streamlined cost structure, enabled us to significantly expand operating margins,” said Mr. Hermance.

Electromechanical Group (EMG)
For the second quarter of 2011, EMG sales were $351.5 million, a 25% increase over the same period of 2010. Operating income of $69.2 million was up 32% from the $52.3 million recorded in the same period of 2010. Operating margins for the quarter were up 120 basis points to 19.7%, as compared to 18.5% in the second quarter of 2010.

“EMG also had a very good quarter. Sales were up on strong growth in our differentiated businesses as well as the contributions from the Technical Services for Electronics, Haydon Kerk, Avicenna Technology and Coining acquisitions. Operating margins improved by 120 basis points, driven by higher revenue and our lowered cost structure,” commented Mr. Hermance.

2011 Outlook
“We expect our businesses to continue to show solid growth in 2011, with our longer cycle oil and gas, power and aerospace business showing particular strength. Our record backlog, strong portfolio of businesses, proven operational capabilities, and a successful focus on strategic acquisitions should enable us to perform well in 2011,” noted Mr. Hermance.

“We anticipate 2011 revenue to be up high teens on a percentage basis from 2010. Earnings for 2011 are expected to be in the range of $2.30 to $2.34 per diluted share, up 31% to 33% over 2010, reflecting the leveraged impact of core growth and our streamlined cost structure. This is an increase from our previous guidance of $2.20 to $2.25 per diluted share,” added Mr. Hermance.

“Third quarter 2011 sales are expected to be up approximately mid teens on a percentage basis over last year’s third quarter. We estimate our earnings to be approximately $0.57 to $0.59 per diluted share, an increase of 19% to 23% over last year’s third quarter of $0.48 per diluted share,” concluded Mr. Hermance.

Conference Call
AMETEK, Inc. will webcast its Second Quarter 2011 investor conference call on Tuesday, July 26, 2011 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

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AMETEK ANNOUNCES RECORD RESULTS

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annualized sales of $3 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales	$758,834	$591,941	$1,476,617	$1,148,603

Operating expenses:
Cost of sales, excluding depreciation	499,956	395,499	972,760	771,223
Selling, general and administrative	89,685	69,849	171,177	137,392
Depreciation	12,238	10,998	23,705	21,947

Total operating expenses	601,879	476,346	1,167,642	930,562

Operating income	156,955	115,595	308,975	218,041
Other expenses:
Interest expense	(17,339)	(16,730)	(34,489)	(33,484)
Other, net	(2,381)	(1,621)	(3,866)	(2,136)

Income before income taxes	137,235	97,244	270,620	182,421
Provision for income taxes	43,091	29,853	86,041	57,085

Net income	$94,144	$67,391	$184,579	$125,336

Diluted earnings per share	$0.58	$0.42	$1.14	$0.78

Basic earnings per share	$0.59	$0.43	$1.15	$0.79

Weighted average common shares outstanding:
Diluted shares	162,215	160,003	162,200	160,679

Basic shares	160,406	158,501	160,067	159,214

Dividends per share	$0.06	$0.04	$0.12	$0.08

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net sales:
Electronic Instruments	$407,382	$309,895	$796,224	$608,559
Electromechanical	351,452	282,046	680,393	540,044

Consolidated net sales	$758,834	$591,941	$1,476,617	$1,148,603

Income:
Segment operating income:
Electronic Instruments	$101,481	$73,720	$201,441	$142,786
Electromechanical	69,156	52,262	132,082	95,626

Total segment operating income	170,637	125,982	333,523	238,412
Corporate administrative and other expenses	(13,682)	(10,387)	(24,548)	(20,371)

Consolidated operating income	$156,955	$115,595	$308,975	$218,041

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$203,110	$168,853
Receivables, net	439,865	399,913
Inventories	364,317	335,253
Other current assets	75,840	70,473

Total current assets	1,083,132	974,492

Property, plant and equipment, net	331,614	318,126
Goodwill	1,712,781	1,573,645
Other intangibles, investments and other assets	1,027,247	952,652

Total assets	$4,154,774	$3,818,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$127,713	$97,152
Accounts payable and accruals	474,182	453,707

Total current liabilities	601,895	550,859

Long-term debt	1,083,284	1,071,360
Deferred income taxes and other long-term liabilities	483,952	421,492
Stockholders’ equity	1,985,643	1,775,204

Total liabilities and stockholders’ equity	$4,154,774	$3,818,915